EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-137470 on Form S-3 of our reports dated March 16, 2007, relating to the consolidated financial statements of JDA Software Group, Inc. and subsidiaries and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of JDA Software Group, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
April 13, 2007